Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-159468 and 333-162120 on Forms S-3 and Registration Statement No. 333-147747 on Form S-8 of our reports dated February 28, 2011, relating to the consolidated financial statements of Chimera Investment Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Accounting Standards Codification (“ASC”) 810, Consolidation and 860, Transfers and Servicing as of January 1, 2010, as the adoption had a material impact to the consolidated financial statements as it relates to the consolidation of certain variable interest entities), and the effectiveness of Chimera Investment Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Chimera Investment Corporation for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 28, 2011